Letter of Agreement

This Agreement (the "Agreement" or the "April 21, 1999 Agreement") is made as of April 21, 1999 (the "Effective Date") by and between Non-Invasive Monitoring Systems, Inc. ("NIMS"), a corporation having its principal place of business at 1840 West Avenue, Miami Beach FL 33139, and SensorMedics Corporation ("SMC"), a California corporation having its principal place of business at 222705 Savi Ranch Parkway, Yorba Linda CA 92887.

WHEREAS, the parties hereto are parties to a Letter of Agreement dated September 2, 1995, providing for the distribution of certain respiratory devices (the "Distribution Agreement"), a license agreement dated May 22, 1996 (the "License Agreement"), providing for the license of certain data formats required to be incorporated into the products distributed according to the Distribution Agreement, and a Joint Development, Manufacturing and Marketing Agreement dated December 11, 1996 (the "Development Agreement") providing for the manufacture and distribution by SMC of certain products developed by NIMS; and

WHEREAS, the parties hereto agree to amend their relationship and to terminate the Development Agreement and the Distribution Agreement.

NOW THEREFORE, for and in consideration of the promises and mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

1. **Definitions**

1.1 "Affiliate" shall mean any person or entity directly or indirectly controlled by, controlling or under common control with another person or entity.

1.2 "Bands" shall mean the disposable respiratory inductance plethysmography bands, made from Coban with the machine sold by NIMS to SMC in December 1996 under U.S. Patent No. 5,543,012.

1.3 "Net Sales" shall mean the gross amount invoiced for sales of Products and/or the gross amount accrued by SMC for royalties due from sublicensees to independent third parties, less:

(a) Freight charges or allowances actually paid or granted;

(b) Trade, quality, cash or other discounts, if any, allowed or paid by SMC to independent parties in arms-length transactions;

(c) Credits or allowances made or given on account of rejections or returns for design defects or recalls;

(d) Any tax or governmental charge on sale, freight, use, delivery or services paid by SMC and not recovered from the purchaser; and

(e) Any discounts from SMC's list prices granted to dealers, distributors or agents in indirect distribution channels.

(f) For purposes of calculating and paying Royalties, Products shall be deemed "sold" when invoiced. Credits resulting from any event listed in subsection (a), (b), (c), (d) or (e) above will be reflected in the invoice issued in respect of the quarter in which such credit event occurs.

1.4 "NIMS Trademarks" shall mean the trademarks Respitrace Plus, Respitrace PT, Respiband, Respitrace QDC and Respiboard 200.

1.5 "Products" shall mean the following, which the parties may amend from time to time, by the signature of both parties on such amendment: Bands, Respitrace Plus, Respitrace PT, Somnostar PT, Respitrace QDC and Respiboard 200.

1.6 "Respitrace Plus" shall mean the respiratory monitor developed by NIMS to be manufactured and distributed by SMC, pursuant to this Agreement, and shall also be the tradename by which such respiratory monitor shall be marketed.

1.7 "Respitrace PT" shall mean the diagnostic sleep screening device, the first generation Somnostar PT, that is no longer manufactured by SMC.

1.8 "Somnostar PT" shall mean the diagnostic, sleep screening device developed by NIMS that includes Respitrace technology with sampling rates of 50 points/sec, ECG, analog to digital inputs, removable hard drive, and pulse oximeter, under the now terminated Development Agreement, and shall also be the tradename owned by SMC, by which such device shall be marketed.

1.9 "Respitrace QDC" shall mean the Somnostar PT with the pulse oximeter and hard drive removed and this tradename licensed to SMC by NIMS.

1.10 "Respiboard 200" shall mean the printed circuit board with embedded software developed by NIMS that samples "Bands" at 200 points per second and utilizes multiplexing of the two Respitrace channels.

1.11 "Royalty" shall mean the payment to NIMS of an amount equal to the percentage or dollar price per unit of Net Sales set forth below in consideration of SMC's right to use, and use of, the NIMS Trademarks, and to manufacture and market the Products in accordance with the rates set forth on Schedule 1.1 hereto.

2. License Grant

2.1 NIMS hereby grants a non-exclusive, world-wide license for the term of this Agreement as described in Section 4.1 of this Agreement, to SMC for NIMS Trademarks and other intellectual property that is in existence as of the date of this Agreement and is necessary for the purpose of permitting SMC to manufacture, make, have made, use, lease, promote, market, distribute, offer to sell, and sell the following Products, including, without limitation, copyrights for software to be incorporated into the following Products:

(a) the Respitrace Plus; and

(b) the Respitrace PT.

2.2 NIMS hereby grants an exclusive, world-wide license for the term of this Agreement as described in Section 4.1 of this Agreement, to SMC for NIMS Trademarks and other intellectual

3. Royalty Payments

3.1 Royalties shall accrue on the Net Sales of Products from the Effective Date. SMC will commence paying such Royalties, on a quarterly basis, in arrears, at the rate set forth in Schedule 1.1, commencing with the payment in respect of the first full fiscal quarter after the Effective Date. The period from the Effective Date to the beginning of the first full fiscal quarter of this Agreement shall be added to such first full fiscal quarter for purposes of calculating the Royalty under this Agreement. Royalty payments shall be made not later than the thirtieth (30th) day following the quarter for which Royalties are being paid. Each payment of Royalties shall be accompanied by a certificate of SMC setting forth in reasonable detail the computation of Royalties paid.

3.2 Subject to the license grant contained in Section 2, NIMS will provide SMC all documentation, specifications, information and assistance SMC reasonably requests in order to manufacture, have manufactured, use, market and/or distribute the Products and will take all such other action as is reasonably requested by SMC in order for SMC to manufacture, have manufactured, use, market and distribute the Products.

3.3 SMC shall maintain books and records relating to sales of the Products, such that the computation of Royalties can be confirmed. NIMS shall have the right to inspect SMC's records by an accredited auditor during normal business hours once each calendar year to verify the compliance of the Royalty payments made herewith. In the event that NIMS discovers a discrepancy in the reporting of sales exceeding 10% of such sales for any calendar year, SMC shall reimburse NIMS the reasonable cost of the audit in which such discrepancy is discovered. NIMS acknowledges that information obtained during any such inspection shall be deemed confidential.

4. Term and Termination

4.1 The term of this Agreement shall be for a period of ten (10) years commencing on the Effective Date hereof and ending on the ten (10) year anniversary of the Effective Date; provided that this Agreement may be renewed upon the execution by both parties hereto of a written notice specifying the term of any such renewal. All terms and conditions of this Agreement shall apply to any renewal term, except as expressly amended in the executed renewal notice.

5. Miscellaneous

5.1 In the event SMC ceases to manufacture Bands for a period of ninety days, SMC shall provide NIMS notice of such event and the parties will commence good faith negotiations for the return to NIMS of certain or all of SMC's rights relating to the Bands as granted under this Agreement, in exchange for consideration paid to SMC.

5.2 SMC agrees to sell Bands to any company that manufactures, markets, leases and sells Respitrace technology that is licensed by NIMS.

5.3 Any dispute relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its Term, shall be finally settled by compulsory arbitration in accordance with the rules then in effect of the American Arbitration Association ("AAA"), as modified or supplemented under this Section. To initiate arbitration, either party shall file the appropriate notice at the Regional Office of the AAA in, or closest to, Miami Florida, which office shall be the location of the arbitration proceeding. The arbitration panel shall consist of one arbitrator, appointed by the AAA. The arbitral award shall be the exclusive remedy of the parties for all claims, counterclaims, issues or

accounting presented or plead to the arbitrator. The award shall be exclusive of any tax, deduction or offset. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the arbitral award shall be charged against the party that resists its enforcement.

5.4 This Agreement and the respective rights and obligations of the parties hereto shall be governed by and determined in accordance with the domestic internal laws of the State of Florida, without giving effect to conflict of laws principles thereof.

5.5 The License Agreement is hereby modified as follows to account for the termination of the Distribution Agreement, which is referenced in the License Agreement.

(a) Paragraph B In the Recitals section is deleted in its entirety;

(b) Paragraph C in the Recitals section is deleted in its entirety and replaced with the following:

> B. Licensee desires to obtain, and Licensor desired to grant, a license for the use of Data Formats in the sale and distribution of Products.

(c) Paragraph 2 entitled, "LICENSE," is deleted in its entirety and replaced with the following:

> 2. LICENSE. Subject to all of the terms and conditions of this Agreement, Licensor GRANTS to Licensee a non-transferable, non-exclusive License for the use of the Data Formats, limited to the uses described in Section 3, below, which Licensee hereby accepts (the "License"). The License shall also include any modifications, changes, enhancements, upgrades, revisions, or additions to the Data Formats developed and provided by Licensor in the future, provided that Licensee pays the required licensing fee and has not violated the terms of the License Agreement or the April 21, 1999 Agreement. Licensor may assign its rights under this Agreement, and delegate its duties hereunder, to any of its affiliates.

(d) Paragraph 5 entitled, "PRICE AND PAYMENT", is deleted in its entirety and replaced with the following:

> 5. PRICE AND PAYMENT. Licensee shall pay a licensing fee for the License of $100.00 for each copy of the licensed Products and software that is placed into each of Licensee's software. Payments shall be made in accordance with current billing procedures in place, as changed by the parties from time to time.

(e) Paragraph 7 entitled "COOPERATION," line 7 is modified to delete the phrase "and the Distribution Agreement".

(f) Paragraph 11 entitled, "INDEMNITY", lines 11-12 are modified to delete the phrase "and the Distribution Agreement".

(g) Paragraph 12 entitled, "TERMINATION", lines 2 and 4 are modified to change the term "Distribution" to "April 21, 1999".

(h) Paragraph 20 entitled, "ENTIRE AGREEMENT; AMENDMENT", line 2 is modified to change the term "Distribution" to "April 21, 1999".

(i) "Products" and "Licensed Products" as used in the License Agreement are used as modified by the April 21, 1999 Agreement and refer to the Products identified in Section 1.5 of the April 21, 1999 Agreement.

5.6 The parties hereto acknowledge and agree that this Agreement terminates the Development Agreement and the Distribution Agreement. This Agreement and the License Agreement, to the extent that the terms of the License Agreement is not inconsistent with the terms of this Agreement, express the entire understanding of the parties with respect to the subject matter of this Agreement and the License Agreement. It is further expressly understood and agreed that any and all first rights of refusal held by SMC for all existing and future NIMS technology are hereby waived.

5.7 The parties expressly acknowledge and agree that, notwithstanding the first sentence of Section 9.4 of the Development Agreement, the provisions of Section 2.6, 5, 8 and 9 do not survive the termination of the Development Agreement (see below as to Sections 6 and 7 of the Development Agreement).

5.8 The parties also expressly acknowledge that, without limiting the general termination of the Development Agreement as set forth in Section 5.6 hereof, this Agreement renders null and void the provisions of Section 6.5 of the Development Agreement so that the provisions of Sections 6.1 – 6.4 of the Development Agreement do not survive the termination of the Development Agreement. NIMS shall continue to prosecute, maintain and protect its intellectual property pertaining to the Products, including prosecuting, maintaining and protecting all material patent, trademark and copyright issuances and applications, such that SMC may enjoy the benefits of this Agreement.

5.9 The parties also agree that, notwithstanding the general termination of the Development Agreement as set forth in Section 5.6 hereof and without affecting the same, the provisions of Section 7 of the Development Agreement remain in force pursuant to Section 7.5 of the Development Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement the date first above written.

Non-Invasive Monitoring Systems, Inc.	SensorMedics Corporation
By: Marvin A. Sackner	By: Catherine Hossler
Name: MARVIN A. SACKNER	Name: Catherine Hossler
Title: CHIEF EXECUTIVE OFFICER	Title: Controller

MA1CORP\SEC\1150781.3
1692770001 4/20/00 1:51 PM

Schedule 1.1

Royalty Rates:

Product	Percentage of Net Sales
Bands	10%
Respitrace Plus	5%
Respitrace PT	5%
Somnostar PT	7%
Respitrace QDC	7%
Product	**Dollars per unit**
Respiboard 200	$300

Schedule 2.2

a) U.S. Patent No. 4,834,109;

b) Japanese Patent No. SHO62(1987)501323;

c) Canadian Patent No. 1,273,431; and

d) European Patent No. 0,256,1144